Exhibit 99.2

Pixelworks, Inc. Q3 2012 Conference Call
October 18, 2012

Steven Moore - CFO

Good afternoon and thank you for joining us. This is Steve Moore, Chief Financial Officer of Pixelworks. With me today is Bruce Walicek, President and CEO. The purpose of today's conference call is to supplement the information provided in our press release issued earlier today announcing the Company's financial results for the third quarter ended September 30, 2012.

Before we begin, I would like to remind you that various remarks we make on this call -- including those about our projected future financial results, economic and market trends, and our competitive position -- constitute forward-looking statements. These forward-looking statements and all other statements made on this call that are not historical facts are subject to a number of risks and uncertainties that may cause actual results to differ materially.

All forward-looking statements are based on the Company's beliefs as of today, Thursday, October 18, 2012, and we undertake no obligation to update any such statements to reflect events or circumstances occurring after today. Please refer to today's press release, our Annual Report on Form 10-K for the year ended December 31, 2011, and subsequent SEC filings for a description of factors that could cause forward-looking statements to differ materially from actual results.

Additionally, the Company's press release and management's statements during this conference call will include discussions of certain measures and financial information in GAAP and non-GAAP terms, including gross margin, operating expenses, net income (loss), and net income (loss) per share. These non-GAAP measures exclude stock-based compensation expense, gain on sale of patents, gain on sale of marketable securities, and additional amortization of a prepaid royalty. We use these non-GAAP measures internally to assess our operating performance. The Company believes these non-GAAP measures provide a meaningful perspective on our core operating results and underlying cash flow dynamics, but we caution investors to consider these measures in addition to, not as a substitute for, nor superior to, the Company's consolidated financial results as presented in accordance with GAAP.

Included in the Company's press release are definitions and reconciliations of GAAP to non-GAAP net income (loss) and GAAP net loss to adjusted EBITDA, which provide additional details.

Bruce will begin today's call with a strategic update on the business, after which I will review our third quarter financial results and discuss our outlook for the fourth quarter of 2012.

Bruce Walicek - CEO

Thanks Steve. Good afternoon everyone and thank you for taking the time to join us today. I will start by making a few comments and observations about our 3rd quarter 2012, and then Steve will follow with details on our financial results and outlook for Q4.

Q3 12 Recap

•	Q3 was a solid quarter, as overall revenues were up 5%, driven by chip revenue which increased 19% sequentially across our product lines.

•	This performance, combined with in the range metrics across the P&L, resulted in positive net income and EPS.

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The quarter was positively impacted by the continuing production ramp of our new TOPAZ family of Projector Products and our PA series Products for Advanced Large Displays, as well as the continuing execution of our licensing and co-development engagements.

•	These key engagements with Industry Leaders, are a significant validation and recognition of Pixelworks' video quality excellence.

•	And Pixelworks was selected because of our market leadership and IP position in video display technology.

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Overall product revenues for “Advanced Large Display” applications were 20% of revenues up 8% year over year and 38% sequentially, driven by seasonal strength and volume production of our PA Series products,

•	Projector products came in at 70% of revenues and were up 12% sequentially, reflecting the production ramp of Topaz Family products.

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Overall book to bill was less than one, impacted by a slowing global economy and semiconductor industry, as order patterns weakened at end of the quarter, and customers adjusted to a weak global macro environment, resulting in lower visibility than normal going into Q4.

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Non-GAAP gross margin came in at the top of the range of guidance at 49 % and combined with low end of the range operating expenses of $7.7M, resulted in positive EBITDA and cash generation, as well as, positive non-GAAP EPS of .02 per share.

Products:

•	In our PA series Product line for Large Screen Display Applications.

•	Our current generation products, continued to experience good design win performance with customers.

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But most importantly, in Q3, the first 84” 4Kx2K Ultra Definition Display from industry leader LG Electronics was introduced to the market with Pixelworks leading video quality technology, powered by the PA138.

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4Kx2K ultra-definition displays are 4 times the resolution of the Full HD Displays available today, raising the bar for image quality and creating stunning realism in a completely immersive experience.

•	The depth and richness of the ultra-definition experience is a revolutionary improvement over today's full HD displays.

•	This display from LG sets the standard for high resolution and realism, and validates Pixelworks' industry leadership position in advanced video technology.

•	Continuing the momentum, in Q3 we sampled the PA168, which is targeted for the High Resolution Advanced Display Market, and solidifies Pixelworks Leadership position.

•	The PA168 is our 6th generation device, and it provides industry leading video quality performance.

Trends:

•	We are at the beginning of a massive shift to higher resolutions across all displays.

•	This shift is analogous to the major transition from 480i analog to 1080P Digital Displays but much more pervasive.

•	As content sources expand exponentially and Video consumption is increasingly the killer application across all displays.

•	Resolutions are increasing everywhere, as evidenced by the introduction of 4Kx2K large screens displays as well as 2Kx1K Tablet devices.

•	And the video quality problems associated with Large Screens are migrating to smaller screens as the visual user experience is increasingly a key element in product differentiation.

•	As the leader in creating the highest quality, visual user experience, these trends are increasing the value prop and opportunity for Pixelworks video technology.

In our Digital Projector product line:

•	During the quarter, we ramped the Topaz Lite into volume production and we continued to experience strong design-win traction overall for Topaz products.

•	In Q4 we will expand the Topaz family of products further by introducing the PWC 858 which is specifically targeted for DLP based projectors, further enhancing our market opportunity.

•	In addition to Pixelworks' leading video quality, it includes key features for DLP systems, such as 4 corner correction as well as robust connectivity features.

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In Q3 we released version 2.4, of our next generation software, which enables the advanced features of the Topaz platform and includes connectivity capability to enable mobile and connected applications for the education and enterprise markets.

•	The Topaz and Topaz Lite family of products are in mass production and cover the full range of the projector market.

•	And during the quarter we continued to experience outstanding design win momentum and received additional design commitments from Tier 1 3LCD and DLP customers.

Closing:

•	Overall Q3 was a solid Quarter of product growth and profitability, driven by the ramping of new products.

•	Pixelworks video technology was adopted by industry leader LG Electronics to power their flagship 4Kx2K ultra definition display.

•	We sampled the next generation PA168, which is the industry's leading video quality solution for high resolution Large Displays.

•	We ramped the Topaz lite into volume production, and experienced outstanding design win momentum for our Topaz family.

•	Also during the Quarter, Richard Miller joined us as our Sr VP Technology as we look to apply our leading video technology across a wider spectrum of video quality problems.

•	Richard brings to Pixelworks a long track record of success at companies such as PortalPlayer, where he was instrumental in leading successful new product development projects.

•	Now, I'd now like to turn the call over to Steve to review the financial details of the quarter and our outlook for Q4 2012.

Steven Moore - CFO

Thank you, Bruce.

Revenue in the third quarter 2012 was $16.3 million, compared to $15.5 million in the second quarter and $17.4 million in the year-ago quarter. Revenue increased 4.9% sequentially as a result of increased sales of our chip products for both the digital projection and advanced large display markets.

The split of our third quarter revenue by market was:
70% digital projection,
20% advanced large display,
10% embedded video display

Licensing revenue during the quarter totaled approximately $600,000, compared to $2.3 million in the second quarter, and was largely attributable to the digital projection market.

Digital projection revenue increased by approximately $1.2 million during the quarter to $11.3 million. Projector revenue increased on continued ramping of our Topaz family products as well as the recognition of licensing revenue.

Advanced large display revenue decreased approximately $1.1 million to $3.3 million in the third quarter primarily as a result of lower licensing revenue from advanced large display development agreements.

Embedded video display revenue during the third quarter was approximately $1.7 million.

Non-GAAP gross profit margin was 49% in the third quarter, compared to 50.6% in the second quarter and 49.4% in the third quarter of 2011. The sequential decrease in gross margin was driven primarily by lower licensing revenue recognized during the quarter. Also of note, we recorded certain costs related to licensing revenue during the quarter that were largely in-line with our corporate average gross margin.

As mentioned in the past, Pixelworks' gross margin is subject to variability based on changes in revenue levels, recognition of license revenue, product mix, startup costs, and the timing and execution of manufacturing ramps, as well as other factors.

Non-GAAP operating expenses were $7.7 million in the third quarter, compared to $8.1 million in the second quarter and $9.1 million during the year-ago quarter. Operating expenses in Q3 and Q2 include reimbursement to research and development expense related to a previously announced customer co-development agreement.

Adjusted EBITDA was a positive $1.4 million in the third quarter, a sequential and year-over-year improvement compared to $960,000 in the prior quarter and $734,000 in the third quarter of 2011. A reconciliation of adjusted EBITDA to GAAP net loss may be found in today's press release.

On a non-GAAP basis we recorded net income of $322,000, or 2 cent per share, in the third quarter. This compares with a non-GAAP net loss in the second quarter of $331,000, or a 2 cent loss per share and a net loss of $470,000, or 3 cent loss per share in the third quarter of 2011.

Moving to the balance sheet, cash and cash equivalents increased to approximately $15.6 million from $15.1 million at the end of the second quarter. The nearly $500,000 increase in net cash was due in part to generating approximately $1.4 million from operating activities during the quarter. At quarter-end the Company had no long-term debt and a zero balance on its short-term line of credit.

Other balance sheet metrics include days sales outstanding which improved to 21 days as of September 30, compared with 31 days at June 30, primarily due to the timing of sales through the quarter. Inventory turns were 7.6 times in Q3 compared to 8.5 times during the second quarter.

Guidance
For the fourth quarter of 2012, we expect revenue to be in the range of $13.5 million to $14.5 million.

We expect gross profit margin for the fourth quarter to range between 47% to 49% on a non-GAAP basis and 46% to 48% on a GAAP basis.

We expect operating expenses in the fourth quarter to range between $9 million and $10 million on a non-GAAP basis, and $9.5 million to $10.5 million on a GAAP basis. This guidance for operating expenses includes expenses related to a previously announced customer co-development agreement. However, we do not expect to receive reimbursement of these expenses in the fourth quarter as our next reimbursement milestone is anticipated to be met in the first half of 2013.

And finally, we expect non-GAAP fourth quarter 2012 results of between a net loss of 12 cents and 23 cents per share; and on a GAAP basis we expect a net loss per share of between 16 cents and 26 cents.

That concludes my comments. We will now open the call for your questions.